FOR IMMEDIATE RELEASE

March 29, 2010

Patient Portal Technologies, Inc. Announces Fourth Quarter and Fiscal 2009 Financial Results

Baldwinsville, NY, March 29, 2010 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today its financial results for the quarter and year ended December 31, 2009.

Total Net revenues for fiscal year 2009 were $16.1 million representing a decrease of $1.8 million over the 2008 annual revenue of $17.9 million. Total net revenues for the fourth quarter of 2008 were $3.7 million representing a decrease of approximately $1 million over the fourth quarter 2008 results.

Service and other revenues were $10.5 million for 2009 compared to $8.7 million for 2008 an increase of 20%. Equipment revenues were $5.6 million for 2009 compared to $9.2 million for 2008 a decrease of 39%. For the fourth quarter, service and other revenues were $2.9 million compared to $2.5 million for 2008 and equipment revenue was $812,000 compared to $2.2 million in 2008. In December the Company sold its equipment business unit as previously reported.

The net operating loss for fiscal 2009 was $376,000 versus a net operating loss of approximately $202,000 for fiscal 2008. The net loss, before debt discharge expenses of $2.6 million, for 2009 was $1.6 million compared to an approximate loss of $2.3 million for 2008, an improvement of $700,000. After subtracting interest, taxes, depreciation and amortization from the fiscal 2009 loss the Company earned approximately $1.33 million on an EBITDA basis compared to earnings of $1.3 million for fiscal 2008, on a similar basis.

Management utilizes the EBITDA measurement as it reflects the Company’s operating performance before unusual deductions for interest, depreciation and amortization which can mask true performance due to the nature of previous acquisitions and debt transactions.  We believe that this information is useful for investors to fully understand the entire operating performance of the business.

The Company continues to see an increase in the demand for its total satisfaction services, gross margins remained strong and the cost structure is very efficient carrying forward into 2010. Company CEO, Kevin Kelly commented, “We had a very successful 2008 highlighted by the restructuring of our balance sheet and the sale of our equipment business unit. Both of these successes provide a strong foundation for 2010.”

Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:

          Vanessa Loysen
          Patient Portal Investor Relations
          (315) 638-6708